               MONROE TAX INCREMENTAL FINANCE DISTRICT NUMBER FIVE
                       PURCHASE AND DEVELOPMENT AGREEMENT
                            BADGER STATE ETHANOL, LLC

     THIS AGREEMENT entered into as of October 11, 2000, between Badger State Ethanol, LLC [the "Purchaser"] and the City of Monroe, a municipality organized under the laws of the State of Wisconsin [the "City"].

                                    RECITALS

     WHEREAS, the City has designated the following described property as property which is suitable for industrial development [the "Realty"]:

     That part of Government Lots 1 and 2 of Section 4, and Government Lot 4 of
     Section 3, Town 1 North, Range 7 East, Town of Clarno, Green County, Wisconsin, bounded and described as follows:

     PARCEL 1:

     Commencing at the N1/4 corner of Section 4, said point being the point of beginning of this description; thence N89DEG.50'16"E along the North line of Section 4, 2645.62'; thence S1DEG.38'26"W, 487.49'; thence
     Southeasterly 238.32', along the arc of a curve to the left whose radius is 440.00' and whose chord bears S13DEG.52'35"E, 235.42'; thence S11DEG.25'21"W, 85.80'; thence S53DEG.51'35"W, 687.60'; thence
     S50DEG.49'05"W, 212.04'; thence Southwesterly 20.53', along the arc of a curve to the left whose radius is 559.73' and whose chord bears S49DEG.46'03"W, 20.53'; thence Northwesterly 1238.00', along the arc of a curve to the right whose radius is 5622.49' and whose chord bears N85DEG.11'58.5"W, 1235.50'; thence N78DEG.53'30"W, 707.51'; thence
     N0DEG.32'18"W, 1105.53' to the point of beginning.

     PARCEL 2:

     Commencing at the N1/4 corner of Section 4; thence N89DEG.50'16"E, 2769.55'; thence N89DEG.55'38"E, 295.94'; thence Southwesterly 583.97', along the arc of a curve to the left whose radius is 1957.60' and whose chord bears S7DEG.30'26"W, 581.81'; thence S4DEG.36'26"W, 3.38' to the point of beginning; thence S4DEG.36'26"W, 157.50'; thence Southwesterly 739.07', along the arc of a curve to the right whose radius is 666.25' and whose chord bears S36DEG.23'10" W, 701.76'; thence Southwesterly 626.78', along the arc of a curve to the right whose radius is 5622.49' and whose chord bears S85DEG.17'56"W, 626.46'; thence Northeasterly, 20.53', along the arc of a curve to the right whose radius is 559.73' and whose chord bears N49DEG.46'03"E, 20.53'; thence N50DEG.49'05"E, 212.04'; thence
     N53DEG.51'35"E, 883.46'; thence Northeasterly 191.27', along the arc of a curve to the right whose radius is 4100.00' and whose chord bears N56DEG.43'04"E, 191.25 to the point of beginning.

     EXCEPT Lot 1 of Certified Survey Map Number 2022, as recorded in Volume 6 of Certified Survey Maps of Green County on Page 352, being part of Government Lot 1 of Section 4 and also Government Lot 4 of Section 3, Town 1 North, Range 7 East, Town of Clarno, Green County, Wisconsin.

     and,

     WHEREAS, pursuant to Section 66.46 of the Wisconsin Statutes, the City has created Monroe Tax Incremental District Number 5, which the City intends to enlarged to encompass the Realty and additional lands [the "TIF District"] in order to facilitate the development of the Realty and other property which development may be financed in whole or in part through the issuance of tax-exempt bonds [the "Bonds"], and

     WHEREAS, Purchaser wishes to acquire a parcel of land within the Realty, which parcel consists of approximately 25 acres of land, the approximate boundaries of which are identified on Exhibit A as the "Development Site" [the "Development Site"], and

     WHEREAS, Purchaser plans to construct certain improvements, including without limitation the Plant (as defined in paragraph 16.A of this agreement), on the Development Site, as more particularly set forth in this agreement, for use as a dry mill ethanol plant and related enterprises [the "Business"], and

     WHEREAS, the Council has found that the improvement of the Development Site as proposed by the Purchaser is in furtherance of the City's goals for the Realty, and

     WHEREAS, the City is willing to sell the Development Site to Purchaser on the terms and conditions set forth in this agreement.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. PURCHASE. Purchaser shall purchase the Development Site for the sum of $1.00 on the terms and conditions as set forth herein.

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 2

     2. DATE OF CLOSING. This transaction is to be closed at the office of the City's legal counsel on or before the earlier of June 1, 2001 or the date Purchaser closes on Purchaser's primary financing, or at such other time and place as may be agreed in writing.

     3. WARRANTIES AND REPRESENTATIONS OF THE CITY. The City hereby warrants the following:

         A. AUTHORITY. The City possesses the full power and authority to enter into this agreement and to conclude the transaction described herein, and no contract or Agreement to which the City is a party prevents the City from concluding the transaction described herein, nor is the consent of any third party required therefor, other than as specified herein.

         B.  FLOOD PLAIN.  The Development Site is not located in a flood plain.

         C. ZONING. The Development Site, is or will be, zoned in a manner authorizing the operation of the Business thereon, including the reconstruction of improvements thereon in case of damage by fire or other casualty.

         D.  PENDING EVENTS.  The City has no notice or knowledge of any:

             1) Planned or commenced public improvements which may result in special assessments or otherwise materially affect the Development Site.

             2) Government agency or court order requiring repair, alteration or correction of any existing physical condition of the Development Site.

             3) Underground storage tanks or any structural, mechanical, or other defects of material significance affecting the Development Site, including but not limited to the presence of any dangerous or toxic materials or conditions affecting the Development Site.

             4)  Wetland and shoreland regulations affecting the Development
                 Site.

         E. CONTRACTS OR AGREEMENTS. The City is not a party to any lease agreement affecting the Development Site that relates to any period beyond the Date of Closing, whether written or oral. The City is not in default under any contract or lease affecting the Development Site and has complied with all laws, regulations, and ordinances applicable to the Development Site.

         F. LITIGATION. The City represents and warrants that there is no litigation or proceeding pending to the City's knowledge against or relating to the City, or the City's properties or business; nor does the City know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to the City, or the City's properties or business Agreement.

     4. WARRANTIES AND REPRESENTATIONS OF THE PURCHASER. The Purchaser hereby warrants the following:

         A. AUTHORITY. The Purchaser possesses the full power and authority to enter into this agreement and to conclude the transaction described herein, and no contract or agreement to which the Purchaser is a party prevents the Purchaser from concluding the transaction described herein, nor is the consent of any third party required, other than as specified herein.

         B. LITIGATION. The Purchaser represents and warrants that there is no litigation or proceeding pending to the Purchaser's knowledge against or relating to the Purchaser, or the Purchaser's properties or business; nor does the Purchaser know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to the Purchaser, or the Purchaser's properties or business.

     5. CONVEYANCE. Upon payment of the purchase price the City shall convey the Development Site by warranty deed, or other conveyance provided herein, free and clear of all liens and encumbrances, excepting: municipal and zoning ordinances, recorded easements for public utilities serving the Development Site, recorded building and use restrictions and covenants, general taxes levied in the year of closing, provided none of the foregoing prohibit present use or Purchaser's intended use as contemplated by this agreement, and the City shall complete and execute the documents necessary to record the conveyance.

     6. LEGAL POSSESSION. Legal possession of the Development Site shall be delivered to Purchaser on Date of Closing.

     7. OCCUPANCY. Occupancy of the Development Site shall be given to Purchaser on the Date of Closing. Purchaser shall be entitled to reasonable access to the Development Site at any time prior to the Date of Closing, provided however, Purchaser shall undertake no construction or excavation activities prior to the Date of Closing without the prior consent of the City.

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 3

     8.  PRO-RATIONS. The following items shall be pro-rated as of the Date of
Closing: general taxes. General taxes shall be pro-rated on the Date of Closing based on the net general taxes for the current year, if known, otherwise on the net general taxes for the preceding year.

     9. SPECIAL ASSESSMENTS. Special assessments, if any, for work on site actually commenced or levied prior to date of this agreement, shall be paid by the City. All other special assessments shall be paid by Purchaser.

     10. TITLE EVIDENCE. The City shall provide to Purchaser at the City's expense at least five (5) business days before the Date of Closing, the Purchaser's choice of:

         A.  An abstract of title prepared by an attorney or abstract company;
             or

         B. A commitment from a title insurance company licensed in Wisconsin to issue title insurance, upon recording of proper documents, in the amount of $400,000 showing title to the Development Site as of a date no more than 15 days before such title proof is provided to Purchaser to be in the condition called for in this agreement, and further subject only to liens which will be paid out of the proceeds of the closing and standard title insurance exceptions or abstract certificate limitations, as appropriate. Purchaser shall notify the City of any valid objection to title in writing by closing. The City shall have a reasonable time, but not exceeding 30 days, to remove the objections, and the Date of Closing shall be extended as necessary for this purpose.

     11. PURCHASER'S CONTINGENCIES. The Purchaser's obligation to perform pursuant to this agreement is contingent upon the following, such contingencies to be either performed or completed to the reasonable satisfaction of the Purchaser or, in the sole discretion of Purchaser, waived in a writing delivered to the City:

         A. PHASE I ENVIRONMENTAL STUDY. The City shall, not less than 15 days prior to the Date of Closing, deliver to the Purchaser a Phase I Environmental Study report showing that no material environmental concerns have been identified to the reasonable satisfaction of Purchaser on the Development Site.

         B. TITLE TO THE DEVELOPMENT SITE. The City obtaining binding commitments, with no unsatisfied contingencies, to convey to the City, or the City's designee, merchantable title to the Development Site prior to or on the Date of Closing. The Purchaser's obligation to perform subsequent to the Date of Closing is contingent upon the City conveying merchantable title to the Development Site to the Purchaser on the Date of Closing.

         C. REPRESENTATIONS AND WARRANTIES REMAIN CORRECT. The representations and warranties made by the City herein shall be substantially correct on the Date of Closing, as though such representations and warranties had been made on the Date of Closing, except to the extent such representations and warranties are affected by transactions contemplated herein or changes occurring in the ordinary course of business.

         D. COUNCIL RESOLUTION. The City shall, at the Closing, deliver to the Purchaser a duly executed copy of its resolution authorizing the transaction described herein, including if applicable the issuance of the Bonds on a tax-exempt basis, which resolution shall form a part of this agreement.

         E. FAILURE OF CONTINGENCY. If any contingency provided herein shall not be met in whole or in part, then Purchaser may declare this agreement to be null and void.

     12. CITY'S CONTINGENCIES. The City's obligation to perform pursuant to this agreement is contingent upon the following:

         A. PURCHASER'S FINANCING. The Purchaser delivering to the City a written commitment for financing, in a form satisfactory to the City, for improvements to the Development Site of not less than $7,000,000 to be constructed pursuant to this agreement. Such Financing shall contain no contingencies other than the Purchaser's Contingencies set forth herein.

         B. REPRESENTATIONS AND WARRANTIES REMAIN CORRECT. The representations and warranties made by the City herein shall be substantially correct on the Date of Closing, as though such representations and warranties had been made on the Date of Closing, except to the extent such representations and warranties are affected by transactions contemplated herein or changes occurring in the ordinary course of business.

         C. FAILURE OF CONTINGENCY. If any contingency provided herein shall not be met in whole or in part, then the City may declare this agreement to be null and void.

     13. SURVEY. Upon the waiver or satisfaction of all contingencies set forth herein, the City shall cause a certified survey of the Development Site to be prepared and recorded prior to the Date of Closing at the City's sole expense.

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 4

     14. ASSISTANCE FROM THE STATE OF WISCONSIN. The City shall pursue its application to the Wisconsin Department of Commerce for grant monies of not less than $300,000 for improvements to be made by the City pursuant to this agreement. The City shall reject any such grant if the terms under which it is granted are not acceptable to the Purchaser. If for any reason the City fails to receive a grant in the amount of $300,000 or more from the Wisconsin Department of Commerce for improvements to be made by the City pursuant to this agreement, then if the amount received by the City is less than $300,000, Purchaser shall be liable to the City for the difference between the actual amount of such grant received by the City and $300,000. At the option of Purchaser, any liability of Purchaser established pursuant to this paragraph may be paid in the following manner:

         A. A waiver of work to be performed by the City pursuant to this agreement in an amount that will reduce the costs incurred by the City by not less than $300,000, or.

         B. Payment to the City in cash, in which case such payment shall be tendered on or before the first July 31 following the date such assistance was anticipated to be received, or

         C. Levied as a special assessment against the Development Site on the first date such levy may be made following the date such assistance was anticipated to be received, with repayment of such levy amortized over not less than 5 years with all terms of such repayment to be substantially similar to terms offered by the City in connection with the City's sidewalk program. If the Purchaser selects this option then the City shall have the option to elect to not levy a special assessment in which case the repayment by Purchaser shall be made directly to the City.

     15. CITY'S OBLIGATIONS. At the time Purchaser constructs the improvements required by this agreement, the City shall:

         A. SANITARY SEWER LATERAL. Extend a sanitary sewer lateral to a point designated by Purchaser within the mechanical room to be constructed by Purchaser within the process building, the location of which is shown on Exhibit A but not more than 40 feet from the interior side of the foundation wall of the building located nearest to the existing sanitary sewer main. City represents that adequate levels of sanitary sewer service (as reasonably determined by Purchaser) will be available to serve the Development Site and meet the needs of Purchaser's intended use thereof, including the service required by the Plant and Business. Purchaser states that the intended discharges from the Plant and Business will consist only of sanitary waste generated from bathroom, laboratory and similar facilities in the Plant and Business; provided however,

             1) That if the DNR refuses to permit Purchaser to discharge the "blow down" generated from the cooling tower directly into an adjacent stream, then City will permit Purchaser to discharge such "blow down" directly into the sanitary sewer system.

             2) In the event of a plant process wastewater treatment equipment failure or upset, Purchaser will be allowed to discharge process waste water to the City wastewater treatment plant via the sanitary sewer.

             3) Purchaser shall pay for treatment of all waste generated from the Plant and Business in accordance with the City's normal rate structure for the kinds of waste generated by the Plant and Business computed in accordance with the City's normal procedures as set forth in the Monroe City Code.

             4) City shall not be required to accept waste which the City's wastewater treatment plant is either not designed to accept or not licensed to accept.

         B. WATER LATERAL. Extend a water lateral to a point designated by Purchaser within the mechanical room to be constructed by Purchaser within the process building, the location of which is shown on Exhibit A. City represents that adequate levels of water service (as reasonably determined by Purchaser) will be available to serve the Development Site and meet the needs of Purchaser's intended use thereof, including the service required by the Plant and Business.

         C. CRUSHED ROCK. Deliver and place on the Development Site as directed by Purchaser crushed rock in an amount not exceeding 1,000 cubic yards.

         D. ROAD. The City shall construct a road running from 4th Avenue, West in a westerly direction between 4th Avenue West to a point on the north boundary of the Development Site at the approximate location shown on Exhibit A [the "New Road"]. The City reserves the right to designate that portion of the New Road lying outside the boundaries of the Development Site as a public street for use by any vehicle that may lawfully be operated on a City street. The New Road shall meet Purchaser's reasonably anticipated traffic needs with minimum specifications as reasonably determined by Purchaser and shall be constructed to the following standards:

             1) The right-of-way for the New Road shall be of a sufficient width and shall otherwise be prepared to standards which permit the New Road to be dedicated as a city street.

             2) The surface of the New Road shall be paved with the City's choice of asphalt or concrete.

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 5

         E. ROUGH GRADING AND EROSION CONTROL. Complete rough grading of the Development Site and install such erosion control facilities as may be necessary to enable the Purchaser to complete the construction required by this agreement, such rough grading and erosion control facilities to be completed and installed pursuant to specifications reasonably determined by Purchaser.

         F. UNFORESEEN CIRCUMSTANCES. The City shall not be in default if the construction required by this subparagraph cannot be completed within the time provided due to circumstances beyond the City's control, including without limitation, adverse weather conditions which preclude timely completion of construction.

     16. PURCHASER'S OBLIGATIONS. Upon closing, the Purchaser shall undertake the following:

         A. CONSTRUCTION OF DRY MILL ETHANOL PLANT. Construction on the Development Site of a dry mill ethanol plant with a design capacity of 40,000,000 gallons of ethanol per year [the "Plant"]. Construction of the Plant shall be substantially completed on or before June 1, 2002. Of the total investment in the Plant, not less than $7,000,000 shall represent the value of the Development Site and permanent improvements to the real estate value of the Development Site.

         B. RAIL SPUR. Construct one or more rail spurs running from the existing rail line located south of the Development Site to a point west of the site of the Process Building depicted on Exhibit
             A. The City shall retain an easement allowing the City to connect to such rail spur at a point east of the Development Site and to extend an additional spur in a northerly direction to serve future development to the north or east of the Development Site. The Purchaser shall permit the City to install switching facilities and such additional track as may be necessary to enable use of the spur for the purposes herein stated, provided however, the construction and location of such facilities shall not adversely impact operations of the Plant or any planned future expansion of the Plant or related processing facilities, located within the Development Site.

         C. CONSTRUCTION STANDARDS. Each of the improvements required by this subparagraph shall:

             1) Be constructed with quality materials and finished in a manner that projects a quality image for the Purchaser and other potential occupants of the Realty.

             2) Be served by a paved driveway and parking area. The Purchaser shall obtain the prior approval of the City for the location, construction and materials used for the driveway and parking area. Approval by the City shall not be unreasonably denied, provided however, the City may require construction which will be in keeping with the objective of enhancing the overall image of the Realty.

         D. UNFORESEEN CIRCUMSTANCES. The Purchaser shall not be in default if the construction required by this subparagraph cannot be completed within the time provided due to circumstances beyond the Purchaser's control, including without limitation, adverse weather conditions which preclude timely completion of construction.

         E. CITY RIGHT OF ACCESS TO DEVELOPMENT SITE. Purchaser shall permit representatives of the City to have access to the Development Site and any improvements constructed thereon at all reasonable times when the City deems access necessary to insure compliance with the terms and conditions of this agreement, including but not limited to, access for inspection of all work being performed in connection with the construction of the improvements, provided such access shall be made without disruption to the construction and operation of the Plant and Business.

         F. MINIMUM FAIR MARKET VALUE OF LAND AND IMPROVEMENTS. The Purchaser hereby warrants that, on or before January 1 of the year stated herein, the fair market value of the Development Site, and real estate improvements to the Development Site, will total not less than the following amounts [the "Minimum Fair Market Value"]:

                  Year         Minimum Fair Market Value          Year          Minimum Fair Market Value

                  2002               $ 10,000,000                 2007                  $ 10,000,000
                  2003               $ 10,000,000                 2008                  $ 10,000,000
                  2004               $ 10,000,000                 2009                  $ 10,000,000
                  2005               $ 10,000,000                 2010                  $ 10,000,000
                  2006               $ 10,000,000                 2011                  $ 10,000,000

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 6

         G. NON-PERFORMANCE PENALTY. If the Purchaser shall fail to achieve the required Minimum Fair Market Value for any given year, then the City may impose a Non-performance Penalty.

             1) MAXIMUM NON-PERFORMANCE PENALTY. As used in this agreement the Maximum Non-performance Penalty for any year shall be the following [the "Maximum Penalty"]:

                  Year                Maximum Penalty             Year                Maximum Penalty

                  2002                  $ 280,000                 2007                     $ 280,000
                  2003                  $ 280,000                 2008                     $ 280,000
                  2004                  $ 280,000                 2009                     $ 280,000
                  2005                  $ 280,000                 2010                     $ 280,000
                  2006                  $ 280,000                 2011                     $ 280,000

             2) COMPUTATION OF NON-PERFORMANCE PENALTY. The actual Non-performance penalty imposed for any year shall be determined by the following formula:

                      Maximum Penalty X (1 - (Actual Fair Market Value / Minimum Fair Market Value))

             3) NOTICE OF NON-PERFORMANCE PENALTY. If a Non-performance Penalty shall be due for any year, the City may provide Purchaser with a Notice of Non-performance Penalty setting forth a calculation of the amount of the Non-performance Penalty [the "Notice of Non-performance Penalty"].

             4) PAYMENT OF NON-PERFORMANCE PENALTY. Commencing with the year 2002, and for each year thereafter through the year 2013 or until the TIF District is dissolved, the Purchaser shall pay to the City the amount of any Non-performance Penalty for which the City has provided the Purchaser with a Notice of Non-performance Penalty. Payment of the Non-performance Penalty shall be in a single installment due on or before a date 15 days following delivery of the Notice of Non-performance Penalty or July 31 of the year in which the Notice of Non-Performance Penalty is delivered, whichever is later. Purchaser's payments shall be made to a segregated fund maintained by the City for the TIF District.

             5) INTEREST ON UNPAID NON-PERFORMANCE PENALTY. If the City has delivered the Notice of Non-performance Penalty, then in addition to the principal amount of the Non-performance Penalty, the Purchaser shall pay the City interest at the rate of 18.0% per annum, computed on the principal amount of the Non-performance Penalty, from the date payment is due.

             6) COSTS AND REASONABLE FEES. If Purchaser shall fail to pay any Non-performance Penalty within 15 days following delivery of the Notice of Non-performance Penalty, then the City may commence proceedings to collect any unpaid Non-Performance Penalty and the Purchaser agrees to pay, in addition to all other sums due the City, all costs and expenses of any legal proceeding, plus a reasonable sum as attorney's fees.

             7) NO WAIVER. Failure of the City to provide Purchaser with a Notice of Non-performance Penalty or otherwise enforce payment of the Non-performance Penalty in one or more years shall not be deemed a waiver of the right to enforce payment at a later time, together with interest and any costs or attorney's fees due pursuant to this agreement.

     17. MORTGAGE. The Purchaser shall deliver to the City at the closing a State Bar of Wisconsin Form 6-L Mortgage, properly executed and in a form suitable for recording [the "Mortgage"]. The Mortgage shall secure the performance by the Purchaser of the various covenants of this agreement. The City shall subordinate the lien of the Mortgage to the mortgage lien of the lender providing primary financing for initial construction of the Plant and installation of equipment in the Plant by execution and recording of a subordination agreement reasonably acceptable to such Lender and the City, but not to the interest of equity investors. The mortgage shall contain a clause which prohibits foreclosure without the consent of the primary lender until such time as the original construction financing is paid in full. The Mortgage shall be released on or before the dissolution of Tax Incremental Finance District Number 5.

     18. ADDITIONAL INSTRUMENTS. Each party shall be under a continuing duty to execute any instrument or take any action that may be reasonably necessary to secure in the respective parties the rights afforded by this Agreement, including without limitation the execution of agreements with one or more Departments of the State of Wisconsin related to the application of the City for financial assistance with the construction of infrastructure improvements required by this agreement.

     19. NO ARMS LENGTH TRANSACTION. The Purchaser and the City each acknowledges that Purchaser's acquisition of the Development Site is not the product of an arms-length transaction and the Purchase Price for the Development Site does not reflect the actual fair market value for the Development Site. Neither the Purchaser nor the City shall use the Purchase Price as evidence of fair market value in any judicial or quasi-judicial proceeding where the fair market value of the Development Site is at issue.

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 7

     20. NOTICES. Notices required by this agreement shall be sent to the respective parties at the addresses set forth below. The place of notice may be changed by appropriate registered or certified mailing to the parties at the following addresses:

                  NOTICE TO PURCHASER:                 NOTICE TO CITY:

                  Gary Kramer                          James R. Myers
                  12139 Howardsville Road              City Clerk
                  Lena, Illinois  61046                City of Monroe
                                                       1110 18th Avenue
                                                       Monroe, Wisconsin  53566
          With a copy to:

                  Lindquist & Vennum PLLP
                  Attn:  Kevin R. Prohaska
                  4200 IDS Center
                  80 South Eighth Street
                  Minneapolis, Minnesota  55402

     21. SEVERABILITY. If any provision of this agreement is held to be unenforceable, in whole or in part, by a court of competent jurisdiction, the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable.

     22. CHOICE OF LAW. This agreement shall be governed by and construed under the laws of the State of Wisconsin.

     23. PARAGRAPH HEADINGS. The various paragraph headings are inserted for convenience of reference only, and shall not affect the meaning or interpretation of the Agreement or any section thereof.

     24. BINDING EFFECT. This agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the parties hereto.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

CITY OF MONROE


By: /s/ William M. Ross, Jr.                   By:  /s/ James R. Myers
   -----------------------------------[Seal]        ---------------------------
   [Seal]
   William M. Ross, Jr., Mayor                      James R. Myers, City Clerk

BADGER STATE ETHANOL, LLC


By: /s/ John Malchine                          By:  /s/ Gary Kramer
   -----------------------------------[Seal]        ---------------------------
   [Seal]
   John Malchine, Member                            Gary Kramer, Member and
                                                    Chairman of the Board

PURCHASE AND DEVELOPMENT AGREEMENT
BADGER STATE ETHANOL, LLC [PURCHASER]; CITY OF MONROE
Page 8


                                 AUTHENTICATION

     Signatures of William M. Ross, Jr. and James R. Myers authenticated this ____ day of October 2000.


                                          /s/ Rex A. Ewald
                                          -------------------------------------
                                          Rex A. Ewald
                                          TITLE:  MEMBER STATE BAR OF WISCONSIN

                                 ACKNOWLEDGMENT

STATE OF WISCONSIN

COUNTY OF GREEN

     Personally came before me this this 11th day of October 2000, the above-named John Malchine and Gary Kramer to me known to be the persons who executed the foregoing instrument and acknowledge the same.

This instrument was drafted by
  Rex A. Ewald                           /s/
  Voegeli & Ewald Law Offices, S.C.      --------------------------------------
  P.O. Box 56                            Notary Public, Green County, Wisconsin
  Monroe, Wisconsin  53566               My Commission expires 2/22/2004
  (608) 328-2000                                               ----------------